Exhibit 99.1

Right Time, Right Place, Right Trend!

PRESS RELEASE
U.S. GOLD BIDS FOR WHITE KNIGHT;
SHAREHOLDERS OFFERED 25% PREMIUM;
GOAL TO CREATE NEVADA’S PREMIER EXPLORATION COMPANY!
For Immediate Release
Denver, Colorado (May 1, 2006) — U.S. Gold (OTC BB: USGL) is pleased to announce that it will file with securities regulators in Canada and the United States its formal offer to acquire all the outstanding shares of White Knight Resources Ltd. U.S. Gold is commencing the mailing of its offering circular and related documents to White Knight shareholders effective immediately.
U.S. Gold intends to make formal offers to the shareholders of Nevada Pacific Gold Ltd., Tone Resources Limited and Coral Gold Resources Ltd. based on the share exchange ratios announced by U.S. Gold on March 5th, 2006 as soon as practicable following the completion by each of the foregoing companies of formal valuations required under applicable law.
“We believe that the market’s reaction to this combination is a strong endorsement of U.S. Gold’s goal of becoming the premier exploration company in Nevada. Between March 3rd, 2006, the last trading day before U.S. Gold announced its intention to bid and April 28th, 2006, the last trading day before this offer for White Knight was announced, U.S. Gold’s share price has increased by approximately 58%,” stated Rob McEwen, Chairman and CEO of U.S. Gold.
Highlights of the combined company would include:
•	a larger land position within the Cortez Trend and a larger exploration program

•	a stronger cash position and reduced costs

•	enhanced trading liquidity and better market focus

•	greater technical expertise
The offer remains open until 5:00 p.m. (Vancouver Time) on June 28, 2006, unless the offer is withdrawn or extended by U.S. Gold. Under the terms of the offer, White Knight shareholders will receive 0.35 of a U.S. Gold share or 0.35 of a US Gold Canadian Acquisition Corporation share. This represented a premium of approximately 25% over the closing price of the White Knight shares on the Toronto Venture Exchange on March 3, 2005, the last trading day prior to U.S. Gold’s announcement of its intention to make the offer and a premium of approximately 26% to Shareholders over the price on the last trading day before this offer for White Knight was announced.
“Through this combination we believe we will increase our odds of a discovery, lower the risk of exploration, achieve substantial cost savings and improve the strength of our balance sheet and share trading liquidity,” said Rob McEwen.
In addition to customary conditions, the offer will be subject to a minimum tender condition that two-thirds of the White Knight common shares outstanding at the expiry time of the offer are tendered to the offer. The offer will also be conditional on the approval by the shareholders of U.S. Gold of the issuance of common stock of New US Gold under the offer and a plan of reorganization.
Registration statements on Form S-4 relating to the offer to purchase the common shares of White Knight and the reorganization are being filed today and will be available on www.sec.gov and the U.S. Gold website www.usgold.com.
The securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful.
Certain statements contained herein and subsequent oral statements made by and on behalf of the Company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes” and include, without limitation, statements regarding the Company’s plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 and those set forth in the registrations statements referenced above, under the caption “Risk Factors.” Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise
For further information contact:

William F. Pass	Ian Ball
Vice President and Chief Financial	Investor Relations
Officer	Tel: (647) 258-0395
Tel: (303) 238-1438	Toll Free: (866) 441-0690
Fax: (303) 238-1724	Fax: (647) 258-0408
bill@usgold.com	info@usgold.com
2201 Kipling Street, Suite 100	99 George Street, 3rd Floor
Lakewood, Colorado 80215	Toronto, Ontario M5A 2N4